UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2012

GULFMARK OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33607	76-0526032
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10111 Richmond Avenue, Suite 340 Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 963-9522

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Purchase Agreement

On March 1, 2012, GulfMark Offshore, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”), among the Company and Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and RBS Securities Inc., the initial purchasers (the “Initial Purchasers”), pursuant to which the Company agreed to issue and sell to the Initial Purchasers $300,000,000 in aggregate principal amount of the Company’s 6.375% senior unsecured notes due 2022 (the “Notes”). The Notes were sold at par and resulted in net proceeds to the Company of approximately $293.7 million.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

A copy of the Purchase Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description of the Purchase Agreement in this report is a summary and is qualified in its entirety by the terms of the Purchase Agreement.

Item 8.01 Other Events

On March 1, 2012, the Company issued a press release announcing the pricing of the Notes. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference into this Item 8.01.

The press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

1.1	Purchase Agreement dated as of March 1, 2012 among the Company and Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and RBS Securities Inc.

99.1	Press Release, dated March 1, 2012, announcing the pricing of the Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GulfMark Offshore, Inc.

By:	/s/ Quintin V. Kneen
Quintin V. Kneen
Chief Financial Officer

Dated: March 6, 2012

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Purchase Agreement dated as of March 1, 2012 among the Company and Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and RBS Securities Inc.

99.1	Press Release, dated March 1, 2012, announcing the pricing of the Notes.